Exhibit 99(h)(5)

DF DENT AND COMPANY, INC. INVESTMENT COUNSEL
DANIEL F. DENT PRESIDENT		(410) 837-2544

October 26, 2010

Stacey  Hong, President
Forum Funds
Two Portland Square
Portland, Maine 04101

RE:           Contractual Waivers and Reimbursements

Dear Mr. Hong:

D.F. Dent and Company, Inc. (the “Adviser”) agrees to waive its investment advisory fee and/or reimburse expenses as necessary to ensure that total annual operating expenses (excluding all taxes, interest, portfolio transaction expenses, and extraordinary expenses) for DF Dent Premier Growth Fund (the “Fund”), a series of the Forum Funds (the “Trust”), do not exceed the levels listed below through the period from November 1, 2010, through October 31, 2011.

Fund Average Daily Net Assets	Expense Limitation
First $150 million	1.10%
Greater than $150 million	0.90%

This agreement can only be terminated or amended upon the approval of the Trust’s Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund.  Unless otherwise amended or terminated, this agreement will terminate on October 31, 2011.

Very truly yours,

By:              /s/ Daniel F. Dent
Name:         Daniel F. Dent
Title:           President